Exhibit 10.3

AGREEMENT AND RELEASE OF ALL CLAIMS

This Agreement and Release of All Claims (“Agreement”) is entered into by and between Federal Home Loan Bank of Atlanta, a corporation organized under the laws of the United States, with its principal office and place of business in Atlanta, Georgia (hereinafter “Bank”), and Richard A. Dorfman (hereinafter “Employee”), the parties to this Agreement.

WITNESSETH:

WHEREAS, Employee and the Bank entered into an employment agreement on or about June 13, 2007, with an Effective Date of June 20, 2007 (the “Employment Agreement”);

WHEREAS, the parties desire to enter into a written agreement embodying their mutual understandings and promises concerning the terms and conditions of Employee’s termination of employment and the termination of the Employment Agreement (except for Section 12 of the Employment Agreement (“Restrictions on Conduct of Executive”), which shall survive);

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants set forth below, the parties agree as follows:

1. Separation from Employment. The parties agree that, effective April 16, 2010 (the “Termination Date”), Employee’s employment with the Bank is terminated such that Employee no longer serves in any employment capacity for the Bank. Except as specifically provided herein, Employee’s rights and benefits as an employee of the Bank cease effective on April 16, 2010. Employee shall be paid all Base Salary accrued and payable through April 16, 2010, and all unused annual leave accrued through that date. Payment of these amounts will be made on or about the payroll date for the next regularly scheduled pay period.

2. Severance Pay and Benefits. In consideration of past service to the Bank, the release and covenant not to sue contained in this Agreement, consulting services provided

SCH Bank Initials	RAD Employee Initials	1

through May 31, 2010, and reasonable availability to provide those consulting services, and the other promises and covenants contained herein, the Bank agrees, subject to non-objection or approval by the Federal Housing Finance Agency (“FHFA”), to undertake the following:

(a) The Bank shall pay Employee severance pay of Nine Hundred Thousand Dollars ($900,000.00), less withholding for taxes and other deductions required by local, state or federal law, in one lump sum (the “Severance Pay”).

(b) If Employee properly elects to continue Employee’s current health insurance coverage under COBRA and remains eligible for such coverage, the Bank agrees to pay the COBRA premium actually incurred for the period beginning May 1, 2010, and ending May 31, 2010, or such earlier date as Employee becomes ineligible for COBRA continuation coverage or otherwise ceases eligibility or coverage. Employee hereby agrees to notify Bryan Delong, First Vice President, Director of Human Resources, at the Bank immediately if, prior to May 1, 2010, he becomes eligible for health insurance through another employer or otherwise becomes ineligible for COBRA continuation of Bank group health insurance.

(c) The Bank shall reimburse Employee for legal fees incurred with respect to advice Employee received from Greenberg Traurig concerning his rights, obligations, and/or benefits with respect to his employment and/or separation of employment with the Bank, including negotiations relating to the terms of his separation from employment with the Bank, up to a maximum amount of Twenty-Five Thousand Dollars ($25,000.00). Employee shall provide or direct his counsel, Greenberg Traurig, to provide an itemized invoice for such fees. Greenberg Traurig may redact from the invoice any attorney-client privileged information.

(d) The Bank shall, subject to the following conditions, reimburse Employee for any loss on the sale of his condominium unit located at 2881 Peachtree Rd, NE, Apartment

SCH Bank Initials	RAD Employee Initials	2

1903, Atlanta, Georgia 30305, in an amount of up to Three Hundred Thousand Dollars ($300,000.00), as calculated by subtracting the total gross sale price from the adjusted cost basis provided by Employee to the Bank on April 14, 2010 (which adjusted cost basis is the sum of the original purchase price, the actual cost of capital improvements to the unit paid for by Employee and a sales commission of up to six percent (6%)) (the “Loss”) and attached hereto as Exhibit A (except Exhibit A does not include the actual dollar amount for the 6% commission). Employee shall use his commercially reasonable best efforts to sell the unit for as high a price as possible and to increase the price by including all furniture that Employee purchased with the unit and some furniture he acquired thereafter, but excluding personal items such as personal stereo equipment, phonograph turntable, paintings, photographs, and glass artwork that was not included in the purchase of the unit by Employee. Any furniture in the unit that is not sold with the unit shall belong to the Bank. The Bank shall place Three Hundred Thousand Dollars ($300,000.00) in an escrow account with an escrow agent of its choosing with instructions to release as much of that amount as is properly and accurately documented to constitute Loss on the sale of the unit, so long as such sale is closed within twelve (12) months after the execution of this Agreement. If the documented Loss is less than the full amount in the escrow account, the remainder shall revert to the Bank. If no sale is closed within twelve (12) months, the entire amount in the escrow account shall revert to the Bank and the Bank shall have no further obligations to reimburse Employee for any Loss and no further rights with respect to the unit or any furniture in the unit.

(e) The Bank shall pay or make available to Employee vested amounts due to him under Company benefit payment plans in accordance with the terms of the respective plans and applicable law. The parties agree that the plans under which Employee is entitled to payment benefits are listed on Exhibit B hereto and that the amounts listed on Exhibit B are the amounts to which Executive is entitled under each plan.

SCH Bank Initials	RAD Employee Initials	3

(f) Payment of the Severance Pay shall be due to Employee within ten (10) business days after the FHFA has approved the payments or failed to object to the payments within the time period set for objection by the FHFA (the Payment Date”). Payment of the attorneys’ fee amounts described in Section 2(c) above shall be due within ten (10) business days after Employee or Greenberg Traurig submits a qualifying invoice or on the Payment Date, whichever is later.

3. Entire Amount Due. The foregoing payments constitute the entire amount of money due and payable to Employee under this Agreement. Employee agrees not to seek any further compensation or relief for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed by this Agreement; provided, however, that Agreement does not release (a) any claims for indemnification or insurance coverage to which he may be entitled as a former officer or employee of the Bank; (b) any claims for vested benefits or medical insurance coverage; and (c) any claims based on or arising out of this Agreement. Employee acknowledges that Employee would not otherwise be entitled to the foregoing payments and that said payments are only available as part of this Agreement.

4. General Release and Waiver of Claims. In consideration of the Severance Pay, other payments and promises and covenants of the Bank contained herein, the sufficiency of which consideration Employee hereby acknowledges, Employee hereby fully and forever releases, waives, discharges and acquits the Bank (including its officers, directors, employees, attorneys, agents, successors and assigns) of, and, except to the extent prohibited by applicable law, covenants not to sue for, any and all claims, actions, causes of action, debts and disputes of

SCH Bank Initials	RAD Employee Initials	4

any and every kind or character, whether known or unknown, determined or undetermined, arising, or based upon facts occurring, at any time from the beginning of Employee’s employment with the Bank through and including the date of Employee’s execution of this Agreement. This general release shall include, but is not limited to, any claims arising out of Employee’s employment with the Bank, the Employment Agreement, or the termination thereof under federal, state, or local laws governing employment, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical Leave Act, and any other federal, state, or local statute, rule, ordinance, or regulation, and any and all other claims arising under any employee handbook, policy manual or any documents outlining terms and conditions of Employee’s employment, as well as any and all claims in tort or contract. Without limiting the generality of foregoing, Employee releases the Bank from the Employment Agreement and all obligations thereunder. Nothing herein shall prohibit Employee from cooperating or participating in any charge or investigation by an agency responsible for enforcement of employment discrimination statutes, though Employee hereby waives any right to receive damages, payment of attorneys’ fees, or any other amount in connection with any such charge or investigation. Notwithstanding the foregoing, Employee is not releasing (a) any claims for indemnification or insurance coverage to which he may be entitled as a former officer or employee of the Bank; (b) any claims for vested benefits or medical insurance coverage; and (c) any claims based on or arising out of this Agreement.

5. No Other Claims. Employee represents that Employee has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against the Bank with any governmental agency or any court, and, except to the extent that such covenant is prohibited by applicable law, that Employee will not file, nor assign to others the right to file, or make any further claims against the Bank at any time for actions or omissions covered by the release in Paragraph 4 above.

SCH Bank Initials	RAD Employee Initials	5

6. Consulting Arrangement. Employee shall be reasonably available to provide consulting services on an independent contractor basis at the Bank’s request at reasonable times and places during the time between the Termination Date and May 31, 2010. Such services may include providing advice and services specified by the Bank in its discretion. In return for such availability and services, the Bank shall pay to Employee a lump sum payment of One Hundred Thousand Dollars ($100,000.00) on or before the Payment Date, so long as Employee cooperates in the provision of such services and does not violate any restrictive covenant. As payment for independent contractor services, such payments shall be reported on an IRS Form 1099 to the extent allowed by law. Employee acknowledges and agrees that the Bank shall not be responsible for withholding or paying any taxes on the consulting fee amounts and that Employee shall be responsible for paying all taxes owed on such amounts.

7. Return of Information and Other Property and Agreement to Abide by Section 12 of Employment Agreement. On the Termination Date, Employee shall return to the Bank all Bank documents (and all copies thereof) and other Bank property in Employee’s possession at any time, including, but not limited to, Bank files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, customer identity information, financing information, loan information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody trade secrets or confidential information of the Bank (and all reproductions thereof). Employee shall not retain or provide to anyone else

SCH Bank Initials	RAD Employee Initials	6

any copies, summaries, abstracts, descriptions, compilations or other representations of such information or things or their contents. The Bank may withhold payment of any severance, condominium reimbursement, legal fees and/or consulting payments subject to the return of all such information and property. By executing this Agreement, Employee agrees that he will return all such information and material to the Bank within five (5) business days after execution of this Agreement. Employee also agrees to abide by the provisions set forth in Section 12 of the Employment Agreement, which are incorporated herein by reference.

8. Non-Admission of Liability or Wrongful Conduct. This Agreement shall not be construed as evidence or an admission by the parties hereto of any liability or acts of wrongdoing, nor shall it be considered to be evidence of such liability or wrongdoing.

9. Voluntary and Informed Consent. Employee acknowledges that these terms are the result of negotiations between the parties, and that Employee has been advised by an attorney throughout the negotiation and execution of this Agreement. Employee acknowledges that he has had ample time to review this Agreement and to consult with his attorney before executing it and that he has not requested or been denied additional time to consider the Agreement before signing. Employee acknowledges that Employee is of sound mind and mental capacity, is capable of reading and understanding the terms of this Agreement and that Employee enters into this Agreement voluntarily, under no compulsion or coercion, and with full knowledge and understanding of its terms and consequences.

10. Revocation. This Agreement shall become effective upon execution. The Agreement may not be revoked after that time. Employee agrees that if he ever attempts to rescind, revoke or annul this Agreement or the General Release and Waiver of Claims contained in Paragraph 4 above, or if he attempts at any time to make, assert or prosecute any claim(s)

SCH Bank Initials	RAD Employee Initials	7

covered by the General Release and Waiver of Claims contained in Paragraph 4 above, he will first return to the Bank any and all payments already received by him under this Agreement, plus interest at the highest legal rate, and he will pay the Bank’s attorney’s fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, rescission or annulment.

11. Non-disparagement. Employee acknowledges and agrees that, as a material condition of this Agreement, Employee will not make any oral or written statements or take any other actions which disparage or criticize the Bank’s management or practices, officers, directors or employees, or which damage the Bank’s good reputation, or which impair the Bank’s normal operations.

12. Confidentiality. Unless required to divulge these matters by legal process, and except for joint disclosures with the Bank, Employee agrees not to disclose the circumstances of Employee’s separation from the Bank or the terms of this Agreement to anyone other than immediate family members and financial and legal advisors who have a need to know in order to provide services to Employee, and then, in each instance, only if such family member or other person agrees to treat this Agreement as confidential. Employee shall not be required to keep confidential any term that has been disclosed in a public announcement or public regulatory disclosure by the Bank.

13. Agreement to Cooperate. Employee further covenants and agrees that Employee shall cooperate with the Bank in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Employee, by virtue of Employee’s prior employment with the Bank, has relevant knowledge or information; provided that the Bank will reimburse Employee for reasonable expenses actually and necessarily incurred and approved by the Bank, in connection with such cooperation.

SCH Bank Initials	RAD Employee Initials	8

14. Neutral Reference. Unless otherwise authorized in writing by Employee, the Bank agrees that in the event that it receives an inquiry concerning Employee’s employment directed to a person with responsibility for responding to requests for employee references, it will verify only Employee’s job title and dates of employment.

15. Complete Agreement. This Agreement contains the full and complete agreement of the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings except for the provisions of Section 12 of the Employment Agreement, which shall survive, and any other written covenants made by Employee to maintain the confidentiality of information or to refrain from competing or soliciting employees or Bank customers, which covenants shall continue according to their terms. The parties agree that this Agreement may not be modified except by a written document signed by both parties expressly stating that it is intended to amend this Agreement.

16. Choice of Law. This Agreement shall be interpreted and applied under the laws of the State of Georgia, and is binding upon the parties hereto, their officers, managers, heirs, successors, personal representatives, and assigns.

17. Severability Provision. Should any provision of this Agreement other than the General Release and Waiver of Claims in Paragraph 4 above be declared or determined by any court or other tribunal of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement and the remaining parts, terms or provisions shall remain in effect. If the General Release and Waiver of Claims in Paragraph 4 above is declared or determined by any court or other tribunal to be wholly or partially illegal, invalid, or unenforceable, the remainder of the Agreement shall be void from its inception and Employee shall return to Bank any and all payments made by the Bank to him or on his behalf.

SCH Bank Initials	RAD Employee Initials	9

18. Payments Subject to Non-Objection by FHFA. All payment amounts set forth herein are subject to non-objection or approval by the FHFA. In the event that the FHFA objects to any amount payable hereunder, but agrees to approve or not to object to a specified lower amount, then the amount set forth in this Agreement shall be deemed to be revised to the lower amount acceptable to the FHFA. If the FHFA objects to the amount of any payment provided for in this Agreement and does not specify an alternative amount that would be acceptable, then the Bank will negotiate in good faith with the FHFA to reach agreement on another amount that would be acceptable to the FHFA. If the FHFA objects to a category of payment being made at all, then the payment objected to by the FHFA shall be deemed to be excised from this Agreement and the obligation to make the payment shall be null and void. The FHFA’s objection to any payment or amount provided in this Agreement shall not affect the validity or enforceability of any other portion of this Agreement.

IN WITNESS WHEREOF, Richard A. Dorfman has hereunto set his hand and seal, and the Bank has executed this Agreement by its duly authorized undersigned officers:

/s/ Richard A. Dorfman	DATE: 04/14/2010
Richard A. Dorfman

FEDERAL HOME LOAN BANK OF ATLANTA

By:	/s/ Scott C. Harvard	DATE: 04/14/2010
Scott C. Harvard
Chairman

SCH Bank Initials	RAD Employee Initials	10

EXHIBIT A

[This exhibit included a description of the purchase price, capital improvements, additions and furniture for condominium unit located at 2881 Peachtree Rd, NE, Apartment 1903, Atlanta, Georgia 30305, but the compensation related to this item in Section 2(d) was deleted from the final agreement, as further described in the Bank’s Form 8-K/A filed with the SEC on May 11, 2010.]

EXHIBIT B

Richard A. Dorfman

Vested Benefits Summary

April 14, 2010

Benefit	Vested Amount	As of Date	Comments

401(k) Bank Matching Contributions	$60,323.89	April 13, 2010	100% Vested

DC BEP Bank Matching Contributions	$83,162.42	April 13, 2010	100% Vested

Short-term Incentive Compensation Plan	$127,875.01	April 13, 2010	2009 Award to be paid April 26, 2010, pending FHFA review

Annual Leave (accrued unused)	$64,831.72	April 13, 2010	174 hours @ $372.5961/hour

Total Bank Contributions	$336,193.04

401(k) Employee Contributions	$70,463.47	April 13, 2010

DC BEP Employee Contributions	$72,885.59	April 13, 2010

Total Employee Contributions	$143,349.06

Grand Total	$479,542.10